EXHIBIT 99.7

FOR IMMEDIATE RELEASE:	NEWS
July 14, 2005	AMEX-TPY

TIPPERARY CORPORATION REPORTS SANTOS LIMITED HAS COMPLETED
PURCHASE OF MAJORITY INTEREST IN TIPPERARY

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today reported that Santos Limited (Santos) has completed its anticipated purchase of a majority equity interest in Tipperary from the Company’s former majority owner, Slough Estates USA, Inc. (Slough). The purchase involved approximately 54% of Tipperary’s common stock and a 10% equity interest in Tipperary’s subsidiary, Tipperary Oil & Gas (Australia) Pty Ltd (TOGA).  Santos also acquired debt owed to certain Slough affiliates by Tipperary, and procured a release of the Slough  affiliated companies from guarantees of certain indebtedness of the Company.

The transaction is the first step in a previously announced merger agreement in which Australia-based Santos will acquire 100% ownership in Tipperary. Santos, which now is entitled to appoint a majority of the directors to Tipperary’s board, has agreed to pay Tipperary’s minority shareholders US$7.43 per share.

A special shareholders’ meeting to vote on the merger is currently anticipated for early in the fourth quarter.  Tipperary plans to submit this month a proxy statement to the Securities and Exchange Commission for review prior to mailing it to Tipperary’s shareholders seeking their vote on the transaction.

About Tipperary Corporation

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

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CONTACTS:

Tipperary Corporation	Geoff High
David L. Bradshaw, CEO	Pfeiffer High Investor Relations, Inc.
303/293-9379	303-393-7044
www.tipperarycorp.com	www.pfeifferhigh.com